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                        SUB-INVESTMENT ADVISORY CONTRACT


         Contract made as of the 10th day of November, 1995, between SAFECO ASSET MANAGEMENT COMPANY ("SAM") a Washington corporation, and BANK OF IRELAND ASSET MANAGEMENT (U.S.) LIMITED ("BIAM"), a company incorporated in the Republic of Ireland.


         WHEREAS, SAM has entered into an Investment Advisory Contract dated as of the date hereof ("Advisory Contract") with SAFECO Common Stock Trust (the "Trust"), an open-end investment company registered under the Investment Company Act of 1940, as amended ("1940 Act"); and

         WHEREAS, SAM wishes to retain BIAM as sub-investment adviser to furnish certain investment advisory services to SAM and the SAFECO International Fund series ("Series") of the Trust, and BIAM is willing to furnish such services;

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

         1. Appointment. SAM hereby appoints BIAM as its investment sub-investment adviser with respect to the Series for the period and on the terms set forth in this Contract. BIAM accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

         2. Duties of BIAM.

         (a) Subject to the supervision of the Trust's Board of Trustees ("Board") and SAM, BIAM will provide a continuous investment program for the Series, including investment research and management. BIAM will determine from time to time what investments will be purchased, retained or sold by the Series. BIAM will be responsible for placing purchase and sell orders for investments and for other related transactions. BIAM will provide services under this Contract in accordance with the Series' investment objective, policies and restrictions as stated in the Series' Prospectus.

         (b) BIAM agrees that, in placing orders with brokers, it will attempt to obtain the best net result in terms of price and execution; provided that, on behalf of the Series, BIAM may, in its discretion, use brokers who provide the Series with research, analysis, advice and similar services to execute portfolio transactions on behalf of the Series, and BIAM may pay to those brokers in return for brokerage and research services a higher commission than may be charged by other brokers, subject to BIAM's determining in good faith that such commission is reasonable in terms either of the particular transaction or of the overall responsibility of BIAM and its affiliates to the Series and its other clients and that the total commissions paid by the Series will be reasonable in relation to the benefits to the Series over


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the long term. In no instance will portfolio securities be purchased from or sold to BIAM, or any affiliated person thereof, except in accordance with United States securities laws and the rules and regulations thereunder. Whenever BIAM simultaneously places orders to purchases or sell the same security on behalf of the Series and one or more other accounts advised by BIAM, such orders will be allocated as to price and amount among all such accounts in a manner believed to be equitable to each account. SAM recognizes that in some cases this procedure may adversely affect the results obtained for the Series.

         (c) BIAM will maintain all books and records required to be maintained by BIAM pursuant to the 1940 Act and the rules and regulations promulgated thereunder with respect to transactions on behalf of the Series, and will furnish the Board and SAM with such periodic and special reports as the Board of SAM reasonably may request. In compliance with the requirements of Rule 31a-3 under the 1940 Act, BIAM hereby agrees that all records which it maintains for the Series are the property of the Trust, agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any records which it maintains for the Trust and which are required to be maintained by Rule 31a-1 under the 1940 Act, and further agrees to surrender promptly to the Trust any records which it maintains for the Trust upon request by the Trust.

         (d) At such times as shall be reasonably requested by the Board or SAM, BIAM will provide the Board and SAM with economic and investment analyses and reports and make available to the Board and SAM any economic, statistical and investment services normally available to similar investment company customers of BIAM.

         3. Further Duties. In all matters relating to the performance of this Contract, BIAM will act in conformity with the Trust's Declaration of Trust, By-laws and currently effective registration statement under the 1940 Act and any amendments or supplements thereto ("Registration Statement") and with the written instructions and directions of the Board and SAM and comply with the requirements of the 1940 Act, the Investment Advisers Act of 1940 ("Advisers Act"), the rules thereunder, and all other applicable federal and state laws and regulations. SAM agrees to provide to BIAM copies of the Trust's Declaration of Trust, Bylaws, Registration Statement, written instructions and directions of the Board and SAM, and any amendments or supplements to any of them as soon as practicable after such materials become available.


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         4.  Services Not Exclusive. The services furnished by BIAM hereunder are not to be deemed exclusive, and BIAM shall be free to furnish similar services to others so long as its services under this Contract are not impaired thereby. Nothing in this Contract shall limit or restrict the right of any director, officers or employee of BIAM to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

         5. Expenses. During the term of this Contract, BIAM will bear all expenses incurred by it in connection with its services under this Contract.

         6.  Compensation.


         (a) For the services provided and the expenses assumed by BIAM pursuant to the Contract, SAM will pay to BIAM a fee, computed daily and payable monthly, at an annual rate specified below (in United States dollars) as a percentage of the net assets of the Series:



                       Net Assets                    Fee
                       ----------                    ---
         For assets up to and including            .60 of 1%
         $50,000,000

         For assets in excess of $50,000,000       .50 of 1%
         and up to and including $100,000,000

         For assets in excess of $100,000,000      .40 of 1%



         (b) "Net assets" shall include the assets of the Series and the assets of any other series of any other trust managed by SAM and sub-managed by BIAM.

         (c) The fee shall be accrued daily and payable monthly to BIAM on or before the last business day of the next succeeding calendar month.




         7. Limitation of Liability. BIAM shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Series, the Trust or its shareholders or by SAM in connection with the matters to which this Contract relates, except to the extent that such a loss results from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Contract.

         8. Representations of BIAM. BIAM represents, warrants and agrees as follows:


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         (a) BIAM: (i) is registered as an investment adviser under the Advisers
Act and will continue to be so registered for so long as this Contract remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Contract; (iii) has met, and will continue to meet for so long as this Contract remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Contract; (iv) has the authority to enter into and perform the services contemplated by this Contract; and (v) will immediately notify SAM of the occurrence of any event that would disqualify BIAM from serving as an investment adviser of an investment company pursuant to
Section 9(a) of the 1940 Act or otherwise.


         (b) BIAM has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide SAM with a copy of such code of ethics, together with evidence of its adoption and enforcement by BIAM. Within 45 days after the end of the last calendar quarter of each year that this Contract is in effect, the president or a vice president of BIAM shall certify to SAM that BIAM has complied with the requirements of Rule 17j-1 during the previous year and that there has been no violation of BIAM's code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of SAM, BIAM shall permit SAM, its employees or its agents to examine the reports required to be made to BIAM by Rule 17j-1(c)(1) and all other records relevant to BIAM's code of ethics.


         (c) BIAM has provided SAM with a copy of its Form ADV as most recently filed with the Securities and Exchange Commission ("SEC") and will, promptly after filing any amendment to its Form ADV with the SEC, furnish a copy of such amendment to SAM.

         (d) BIAM will notify SAM of any change in the identity or control of its shareholders promptly after such change.

         9.  Duration and Termination.

         (a) This Contract shall become effective upon the date first above written, provided that this Contract shall not take effect unless it has first been approved (1) by a vote of a majority of those trustees of the Trust who are not parties to this Contract or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by vote of a majority of the Series' outstanding voting securities.

         (b) Unless sooner terminated as provided herein, this Contract shall continue in effect for two years from its effective date. Thereafter, if not terminated, this Contract shall continue automatically for successive periods of twelve months each, provided that such continuance is specifically approved at least


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annually (i) by a vote of a majority of those trustees of the Trust who are not parties to this Contract or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and by the Board or (ii) by vote of a majority of the outstanding voting securities of the Series.


         (c) Notwithstanding the foregoing, this Contract may be terminated at any time, without the payment of any penalty, by vote of the Board or by a vote of a majority of the outstanding voting securities of the Series on 60 days' written notice to BIAM. This Contract may also be terminated by SAM: (i) on 120 days' written notice to BIAM, without the payment of any penalty; (ii) upon material breach by BIAM of any of the representations and warranties set forth in Paragraph 8 of this Contract, if such breach shall not have been cured within a 20 day period after notice of such breach; or (iii) if BIAM becomes unable to discharge its duties and obligations under this Contract. BIAM may terminate this Contract at any time, without the payment of any penalty, on 120 days' notice to SAM. This Contract will terminate automatically in the event of its assignment or upon termination of the Advisory Contract.

         10. Amendment of this Contract. No provision of this Contract may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Contract shall be effective until approved by vote of a majority of the Series' outstanding voting securities.

         11. Governing Law. This Contract shall be construed in accordance with the laws of the State of Washington without giving effect to the conflicts of laws principles thereof and the 1940 Act. To the extent that the applicable laws of the State of Washington conflict with the applicable provisions of the 1940 Act, the latter shall control.

         12. Miscellaneous. The captions in this Contract are included for convenience of reference only and in no way define or delimit any of the provisions thereof or otherwise affect their construction or effect. If any provision of this Contract shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Contract shall not be affected thereby. This Contract shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. As used in this Contract, the terms "majority of the outstanding voting securities," "affiliated person," "control," "interested person," "assignment," "broker," "investment adviser," "net assets," "sale," "sell" and "security" shall have the same meaning as such terms have in the 1940 Act, subject to such exemption as may be granted by the SEC by any rule, regulation or order. Where the effect of a requirement of the federal securities laws reflected in any provision of this Contract is made less restrictive by a rule, regulation or order of the SEC, whether of


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special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized signatories as of the date and year first above written.

ATTEST:                                    SAFECO ASSET MANAGEMENT COMPANY

__________________________                 By: ____________________________
Neal A. Fuller                                 Steve Bauer
Secretary                                      President

ATTEST:                                    By:  BANK OF IRELAND ASSET
                                                MANAGEMENT (U.S.) LIMITED

___________________________                By: ____________________________
Gerald Colleary                                Denis Curran
Senior Vice President                          President